Exhibit 99.1

Letter to
Shareholders

Q1 2022 | May 3, 2022

First Quarter 2022 Financial Highlights

•	Total Revenue grew 20% over the prior year quarter to $799 million.	•	Tinder Direct Revenue grew 18% over the prior year quarter driven by 17% Payers growth to 10.7 million and RPP growth of 1%.

•	Operating income was $208 million, an increase of 10% over the prior year quarter, representing an operating margin of 26%.

		•	All Other Brands collectively grew Direct Revenue 22% year-over-year, driven by 14% RPP growth and 7% Payers growth to 5.6 million.

•	Adjusted Operating Income was $273 million, an increase of 19% over the prior year quarter, representing an Adjusted Operating Income Margin of 34%.

		•	Year-to-date 2022 operating cash flow and free cash flow were $233 million and $215 million, respectively.

•	Payers increased 13% to 16.3 million, up from 14.4 million in the prior year quarter.

•	RPP increased 6% over the prior year quarter to $16.00.

Revenues ($M)

+20%
$668
$799
+38%
+14%
+16%
+19%
$122
$189
$344
$12
$169
$215
$400
$15
Q1'21
Q1'22
Direct Americas
Direct Europe
Direct APAC & Other
Indirect

Operating Income ($M)

+10%
$189
$208
Q1'21
Q1'22
Margin %
28%
26%

Adjusted Operating Income ($M)

+19%
$230
$273
Q1'21
Q1'22
Margin %
34%
34%

Payers (000s)

+7%
7,595
8,159
+11%
4,255
4,732
+34%
2,567
3,443
+13%
14,417
16,334
Americas
Europe
APAC & Other
Total
Q1'21
Q1'22

RPP

+8%
$15.11
$16.34
+2%
$14.81
$15.17
+3%
$15.83
$16.32
+6%
$15.15
$16.00
Americas
Europe
APAC & Other
Total
Q1'21
Q1'22

See reconciliations of GAAP to non-GAAP measures starting on page 20.

2

Dear Shareholders,
The first quarter of 2022 was a fantastic start to the year, with strong performance across the portfolio. Our results continue to demonstrate the value of our products and the strong resonance of our brands.
We will continue to grow our business responsibly with all users and stakeholders in mind. Just yesterday, we published our second annual Impact Report to share our progress on social, environmental, and governance initiatives. The report outlines key milestones and achievements. In Q1 we also introduced background-check service Garbo on Tinder to an overwhelmingly positive response, and we plan to make the service accessible to more of our users on our other brands as well. We want to thank all of our employees for their commitment, thoughtfulness, and contributions in these critical areas.
We also just announced that after 16 years in various key roles with this incredible business, Shar has decided that it is the right time for her to step down as Chief Executive Officer. She'll remain as a Director and advisor to the company.
After a thorough search, the Board has named Bernard Kim as Chief Executive Officer, effective May 31. As President of gaming company Zynga, Bernard has operated a very similar business to ours: a portfolio of brands, in global markets, at various stages of growth. He has successfully driven terrific results while focusing on their mission of connecting people through fun games. At Match Group, he will build on our mission of connecting people through technology to find dates, love, and relationships.
Given our confidence in our team and the prospects for our business, our Board has also authorized a buyback of up to 12.5 million of our outstanding shares.
We are delighted to welcome Bernard and are looking forward to much continued success at Match Group.

Shar Dubey	Gary Swidler
Chief Executive Officer	Chief Operating Officer & Chief Financial Officer

3

Business Trends
Q1 2022 Performance
In the first quarter, our Total Revenue grew 20% year-over-year, driven by continued strong growth in both Payers and RPP. Tinder grew Direct Revenue 18% year-over-year, and All Other Brands grew Direct Revenue 22% year-over-year. This strong growth was achieved despite the negative impacts from Russia’s invasion of Ukraine on our European business, continued COVID-19 cases and restrictions in various geos, and negative foreign exchange (“FX”) effects on our revenues.
Tinder® achieved Payers growth of 17%, driven by continued product momentum and by a slower than expected roll-out of an initiative to eliminate age-based discounts. That roll-out began in earnest at the end of the first quarter, and we expect to see more of an impact on Tinder Payers in the second quarter.
Our Adjusted Operating Income was $273 million in the first quarter as we continued to be very disciplined in our marketing spend given the pace of the recovery. We continued to invest in Product & Development for the long-term, despite what is clearly a highly competitive market for talent. We remained nimble on expenses throughout the portfolio, keeping dry powder for when macro conditions improve.
Macro Environment
There are a number of macro factors that make the current operating environment very challenging. The war in Ukraine is a humanitarian tragedy. We have been fortunate not to have any employees in the area, but we are not immune to the business interruption the conflict has caused. We estimate total impact on our revenue of approximately $10 million per quarter, primarily at Tinder. This includes the reduction of our revenue in Russia, Ukraine, and other nearby countries.
During the first quarter, the U.S. dollar strengthened further against several global currencies as interest rates in the U.S. continued to rise. As a global business, this is reducing the dollar value of the revenue that we earn in geographies across the globe, including in Euro, Japanese Yen, and Turkish Lira. The rapid and drastic change in foreign currency rates is making As Reported Total Revenue year-over-year growth rate comparisons much more challenging as shown in the chart to the right.

4

In our view, the COVID recovery is gaining momentum, but more slowly than any of us would like. The endless waves of COVID have impacted word of mouth virality and new user adoption of our services. Mobility remains lower versus pre-COVID levels in many geographies, including the U.S. We hope to see people continuing to learn to live with the virus and returning to socializing and meeting new people more regularly. We are prepared with marketing campaigns encouraging people to get back out there to drive new users to our portfolio of products.
1
In Japan, our second largest market after the U.S., COVID restrictions were lifted in mid-March, and we have seen stabilizing operating and financial performance. There has been a gradual recovery in mobility trends and an increase in dating-related searches on platforms such as Google and on the App Stores. Tinder and Pairs™ have seen a steady increase in new user growth since then and both are introducing major marketing initiatives. Pairs is seeking to increase momentum through a “Back To Dating” campaign for the Golden Week holiday.
Tinder launched a co-marketing campaign with Netflix for the dating reality TV show Love is Blind: Japan, which resulted in a new user spike during the campaign period and strong engagement in the app. As the situation in Japan continues to improve, we see opportunity to tap new ways to unlock this underpenetrated market.

1 Data represents 7-day average from January 20, 2022 through April 30, 2022.

5

Consistent Growth in Active Users

Match Group Monthly Active Users[2]
millions
100
50
–
IPO
2016
2017
2018
2019
2020
2021

2
Despite a global environment that has not been conducive to new user growth, overall Match Group Monthly Active Users have continued to grow steadily, from nearly 60 million at the time of our IPO to approaching 100 million at the end of the Q1 2022. Tinder accounts for the vast majority of these active users and has consistently shown growth in its user base, including solid year-over-year growth through Q1 2022.
Unlike for ad-supported digital businesses, Monthly Active Users is not a particularly relevant bellwether for our subscription business model, because not all active users provide the same benefit to the ecosystem. The balance and liquidity of the users by age, geography, and gender is far more important to creating a healthy matching ecosystem than the sheer volume of active users. That said, our sizable and growing active user base provides us a meaningful opportunity for further monetization, which is why we are excited to roll out new revenue vectors such as live video and digital goods.
And even with our sizable active user base, the market opportunity for online dating and social discovery remains far larger and underpenetrated. We’re confident we can expand our user base further, especially as we innovate and evolve our offerings. We see a future where people will be surprised if you didn’t meet your new partner, friend, or spouse online, through one of our brands.
Product Innovation Remains Key Focus
In the current environment, we continue to control what we can, and that’s executing on our product roadmaps. We’re largely on track with the initiatives we laid out in our prior shareholders’ letter and are especially excited about the future for Tinder Explore™ and virtual goods, Hinge’s international expansion, and Hyperconnect’s integrations and innovations.
2 Represents the average MAU for Q4 of each year, except for IPO (which is for Q3 for 2015).

6

Tinder continues to evolve and transform its product. Tinder Explore adoption levels continue to be high across active users. Explore recently launched Festival Mode™ as one of many ways members can discover and interact with each other through shared interests and experiences. Launched in conjunction with Live Nation, this feature enables members to connect before or during 20 of the biggest festivals around the world.
Tinder Coins, its in-app virtual currency, is on track to launch globally this summer. Ultimately, we see major potential for Tinder Coins to support further customization of premium experiences for members, incentivize positive network behaviors, and be the financial backbone for the virtual goods and trading ecosystem which we expect to begin testing in the second half of 2022. Tinder also continues to iterate and test a set of monetization features designed for female users, with a planned launch of a new female-focused package in the second half of 2022.
In the first quarter, Hinge® continued to resonate with users with its release of new Prompts specifically for the LGBTQ+ community, a dating app first. Hinge is on track to launch in its first non-English speaking market, Germany, in Q2, with a marketing push to follow shortly after. Organic traction for Hinge is exceptionally strong in a number of untapped international markets, and we remain confident there is huge potential for Hinge globally. The team continues to innovate on adding depth to profiles and has several exciting features planned for the second half of the year.
Hyperconnect® continues to build momentum. Azar® has seen recent success with the addition of live streaming video into the 1:1 video chat app. Hakuna™ undertook partnerships with popular brands including Hello Kitty and Tokyo Avengers, which drove revenue and new user growth after their launch in Japan. Single Town™, Hyperconnect’s metaverse-based experience for dating and social discovery, is adding more dating features and is continuing to focus on scaling users. The launch of 1:1 chat and topic chat lists to help start conversations, as well as in-app events such as the 'Single Town Charm Show', have all been attracting a lot of attention. The integration of Hyperconnect’s technology into our other brands continues to progress well, with Match®, Meetic®, Pairs, and POF® all successfully leveraging tech features from Hyperconnect into their products.

7

The Hyperconnect integration with Meetic is a strong case study of how they can help us introduce new features at our long-standing brands. Meetic leveraged Hyperconnect technology to introduce a new experience in the dating app called ‘Live Rooms,’ where users can socialize with a small group of people via both video and audio chat, much like a group of people would do sitting in a café or even in someone’s living room at a get together. Every night these “rooms” are packed with people who want to chat with their new online friends. Some of these interactions lead to dating and some people are just there to socialize and have others to chat with. We think these new experiences bode well for convincing new users to try our services as a cure for loneliness and for socializing purposes, even if they don’t have clear romantic intent.
Making New Bets in the Portfolio
While we have a broad and diverse portfolio, we continue to evolve our offerings, making new bets and exploring new areas of opportunity. Some of our recent bets have been major successes, including Hinge — which is on pace to more than 10x revenue from 2019 to 2022 — BLK® and Chispa™, as well as live streaming video at POF. Recently, we launched Stir®, targeted at the estimated 20 million single parents in the U.S. who are underserved by existing dating and social media apps, and the initial reception has been stellar. We believe there are other underserved niche markets, and we are considering launching several targeted apps over the coming quarters.

8

Stir Launched in March 2022

stir
stir
Maria
28 • Dallas, TX
My idea of romance is
Flowers, wine and a night out
stir
Martin
27 • Dallas, TX
My idea of romance is
Flowers, wine and a night out
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As we look to the future, it is with the recognition that dating apps need to provide different experiences for different people and continue to evolve along with overall online behaviors. We expect to continue to build new apps and evolve our current portfolio, as we have been doing with live video, video chat, and audio chat. Hyperconnect’s skilled team will continue to play a large part in helping us innovate and evolve our business. With nearly 50% of daters in our mature markets and a larger percentage in developing markets never having tried online dating, finding ways to bring in those users is a critical piece of our overall strategy. We’re excited about the opportunities we see as we look to the future, especially as the metaverse experience continues to develop, which should help us capture the next generation of users.
App Stores Update
The global wave of legal, regulatory, and legislative action to improve the fairness of the app store ecosystem by eliminating mandatory in-app payment (“IAP”) and discriminatory fee structures continues to gain steam. The precise timing and impacts of this wave of action are difficult to pinpoint, but we’re increasingly optimistic that we will arrive at a fairer app store ecosystem in the not-too distant future. Notably, in April, the European Parliament and EU member states reached a historic deal on the Digital Markets Act (DMA), which was passed in order to prevent tech giants designated as "gatekeepers" from abusing their market position and outlaw mandatory IAP and other anti-competitive app store practices. This follows similar legislation in South Korea and rulings in the Netherlands, France, and India. The U.K., Japan, South Africa, and other countries are also considering following suit. It is now widely expected that the U.S. Congress will take up App Store legislation by the summer.
In the midst of all this legal, regulatory, and legislative action, it appears that Google is moving forward with its requirement of mandatory use of its payment system. We’re very concerned with how this will impact our consumers, and we are carefully considering all of our options to protect them. We remain disappointed by the apparent unwillingness of the gatekeepers to recognize the rule of law across the globe, opting to incur fines and force developers to make changes that seem clearly at odds with these new and pending laws rather than respect legislative and court rulings across the globe.

9

Financial Outlook
Q2 2022
Our Q2 Total Revenue outlook of $800 to $810 million, representing 13% to 14% year-over-year growth, reflects the impact of the challenging current macroeconomic environment. Our year-over-year growth rates are negatively impacted by approximately five points of FX impact and approximately one point due to the effect of the war in Ukraine. Excluding these effects, our year-over-year Total Revenue growth would be 19% to 20%.
Our Q2 Adjusted Operating Income outlook of $285 to $290 million, implying margins of 36% at the midpoints, reflects continued leverage in sales and marketing spend as well as the impact of the Hyperconnect acquisition (which is a more than two point margin impact).
While our Q2 Adjusted Operating Income outlook includes an estimated $6 million of negative impact from Google’s policy change beginning June 1st, we need to see the actual effects once the change is implemented.

	Total Revenue	Adjusted Operating Income
Q2 2022	$800 to $810 million	$285 to $290 million
There is a lot of uncertainty - the macro negatives but also potential positives, particularly around post-COVID reopening around the globe - that make forward visibility challenging. Taking all of this into account, including the FX impacts and the war in Ukraine, we now expect to be closer to the bottom end of our previously stated 15% to 20% year-over-year revenue growth range for full year 2022, but we will provide further updates as the year progresses.

10

Conference Call
Match Group will audiocast a conference call to answer questions regarding its first quarter financial results on Wednesday, May 4, 2022 at 8:30 a.m. Eastern Time. This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of Match Group’s business. The live audiocast will be open to the public on Match Group’s investor relations website at https://ir.mtch.com.

11

Financial Results
Revenue

	Three Months Ended March 31,
	2022	2021	Change

	(In thousands, except RPP)
Direct Revenue:
Americas	$399,978	$344,262	16%
Europe	215,328	189,059	14%
APAC and Other	168,527	121,860	38%
Total Direct Revenue	783,833	655,181	20%
Indirect Revenue	14,798	12,431	19%
Total Revenue	$798,631	$667,612	20%

Payers
Americas	8,159	7,595	7%
Europe	4,732	4,255	11%
APAC and Other	3,443	2,567	34%
Total Payers	16,334	14,417	13%

Revenue Per Payer (“RPP”)
Americas	$16.34	$15.11	8%
Europe	$15.17	$14.81	2%
APAC and Other	$16.32	$15.83	3%
Total RPP	$16.00	$15.15	6%
Growth in Payers was driven by Tinder across all geographies, and by the acquisition of Hyperconnect in APAC and Other. Hinge also contributed to the growth in Payers in Americas with decreases at certain long-standing brands in the Americas. Americas RPP increased primarily due to increases in subscriptions and à la carte purchases at Tinder and Hinge. Europe RPP and APAC and Other RPP increased primarily due to the acquisition of Hyperconnect with additional contributions to Europe RPP from Tinder. Europe RPP was unfavorably impacted by the strength of the U.S. Dollar relative to the Euro, while APAC and Other RPP was unfavorably impacted by the strength of the U.S. Dollar relative to the Japanese Yen and Turkish Lira.
Operating Income and Adjusted Operating Income

	Three Months Ended March 31,
	2022	2021	Change

	(In thousands)
Operating Income	$207,818	$189,258	10%
Operating Income Margin	26%	28%	(2.3) points
Adjusted Operating Income	$273,303	$230,044	19%
Adjusted Operating Income Margin	34%	34%	(0.2) points

12

Operating Costs and Expenses

	Q1 2022	% of Revenue	Q1 2021	% of Revenue	Change

	(In thousands)
Cost of revenue	$236,236	30%	$179,455	27%	32%
Selling and marketing expense	151,888	19%	144,988	22%	5%
General and administrative expense	100,705	13%	87,665	13%	15%
Product development expense	78,794	10%	55,576	8%	42%
Depreciation	10,497	1%	10,457	2%	—%
Amortization of intangibles	12,693	2%	213	—%	NM
Total operating costs and expenses	$590,813	74%	$478,354	72%	24%
________________________
NM = not meaningful
Total operating costs and expenses increased 24% year-over-year, with approximately 60% of the total increase resulting from the acquisition of Hyperconnect. The increase in amortization of intangibles is due to the acquisition of Hyperconnect, because intangible assets associated with the acquisition began amortizing in the third quarter of 2021.
Excluding the acquisition of Hyperconnect: Cost of revenue increased 17% year-over-year primarily due to an increase in in-app purchase fees. Total selling and marketing expense decreased $8 million year-over-year. General and administrative expense increased 7% year-over-year primarily due to increased compensation, partially offset by professional fees incurred in 2021 to acquire Hyperconnect. Product development expense increased 28% year-over-year primarily due to increased engineering headcount at Tinder and Hinge.

13

Liquidity and Capital Resources
For the three months ended March 31, 2022, we generated operating cash flow of $233 million and Free Cash Flow of $215 million.
On May 2, 2022, our Board approved a new share repurchase program to repurchase up to 12.5 million shares of our common stock. Under this repurchase program, we may repurchase shares of our common stock on a discretionary basis from time to time, subject to general business and market conditions and other investment opportunities, through open market purchases, privately negotiated transactions or other means, including through Rule 10b5-1 trading plans. This repurchase program may be commenced, suspended or discontinued at any time.
As of March 31, 2022, we had $921 million in cash and cash equivalents and short-term investments and $4.0 billion of long-term debt, including $1.2 billion of Exchangeable Senior Notes. Our $750 million revolving credit facility was undrawn as of March 31, 2022. Additionally, we expect to pay $441 million from cash on hand in 2022 in connection with the settlement of Rad, et al. v. IAC/InterActiveCorp, et al. and related arbitrations. Match Group’s trailing twelve-month leverage3 as of March 31, 2022 is 3.6x on a gross basis and 2.7x on a net basis.
Income Taxes
In the first quarter of 2022, Match Group recorded an income tax benefit of $7 million compared to an income tax benefit of $18 million in the first quarter of 2021, both years benefiting from excess tax benefits generated by the exercise or vesting of stock-based awards. In addition, the first quarter 2022 benefited from a lower tax rate on U.S. income derived from foreign sources.
3 Leverage is calculated utilizing the non-GAAP measure Adjusted Operating Income as the denominator. For a reconciliation of the non-GAAP measure for the period presented, see page 20.

14

GAAP Financial Statements
Consolidated Statement of Operations

	Three Months Ended March 31,
	2022	2021

	(In thousands, except per share data)
Revenue	$798,631	$667,612
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	236,236	179,455
Selling and marketing expense	151,888	144,988
General and administrative expense	100,705	87,665
Product development expense	78,794	55,576
Depreciation	10,497	10,457
Amortization of intangibles	12,693	213
Total operating costs and expenses	590,813	478,354
Operating income	207,818	189,258
Interest expense	(34,896)	(31,838)
Other income (expense), net	818	(1,319)
Earnings before income taxes	173,740	156,101
Income tax benefit	6,867	17,747
Net earnings	180,607	173,848
Net (earnings) loss attributable to noncontrolling interests	(74)	402
Net earnings attributable to Match Group, Inc. shareholders	$180,533	$174,250

Net earnings per share attributable to Match Group, Inc. shareholders:
Basic	$0.63	$0.65
Diluted	$0.60	$0.57

Basic shares outstanding	284,459	268,649
Diluted shares outstanding	306,902	310,585

Stock-based compensation expense by function:
Cost of revenue	$1,549	$989
Selling and marketing expense	1,653	1,265
General and administrative expense	23,899	18,480
Product development expense	15,194	9,382
Total stock-based compensation expense	$42,295	$30,116

15

Consolidated Balance Sheet

	March 31, 2022	December 31, 2021

	(In thousands)
ASSETS
Cash and cash equivalents	$912,434	$815,384
Short-term investments	8,663	11,818
Accounts receivable, net	180,577	188,482
Other current assets	132,136	202,568
Total current assets	1,233,810	1,218,252

Property and equipment, net	167,676	163,256
Goodwill	2,381,539	2,411,996
Intangible assets, net	746,109	771,697
Deferred income taxes	345,593	334,937
Other non-current assets	168,666	163,150
TOTAL ASSETS	$5,043,393	$5,063,288

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current maturities of long-term debt, net	$84,588	$99,927
Accounts payable	22,022	37,871
Deferred revenue	262,668	262,131
Accrued expenses and other current liabilities	704,749	768,366
Total current liabilities	1,074,027	1,168,295

Long-term debt, net of current maturities	3,830,965	3,829,421
Income taxes payable	12,754	13,842
Deferred income taxes	124,022	130,261
Other long-term liabilities	123,399	116,051

Redeemable noncontrolling interest	—	1,260

Commitment and contingencies

SHAREHOLDERS’ EQUITY
Common stock	286	283
Additional paid-in capital	8,110,463	8,164,216
Retained deficit	(7,963,981)	(8,144,514)
Accumulated other comprehensive loss	(269,217)	(223,754)
Total Match Group, Inc. shareholders’ equity	(122,449)	(203,769)
Noncontrolling interests	675	7,927
Total shareholders’ equity	(121,774)	(195,842)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,043,393	$5,063,288

16

Consolidated Statement of Cash Flows

	Three Months Ended March 31,
	2022	2021

	(In thousands)
Cash flows from operating activities:
Net earnings	$180,607	$173,848
Adjustments to reconcile net earnings to net cash provided by operating activities:
Stock-based compensation expense	42,295	30,116
Depreciation	10,497	10,457
Amortization of intangibles	12,693	213
Deferred income taxes	(14,828)	(10,007)
Other adjustments, net	993	4,601
Changes in assets and liabilities
Accounts receivable	6,144	(75,271)
Other assets	27,074	19,626
Accounts payable and other liabilities	(24,868)	(40,242)
Income taxes payable and receivable	(9,957)	(21,867)
Deferred revenue	1,867	10,834
Net cash provided by operating activities	232,517	102,308
Cash flows from investing activities:
Capital expenditures	(17,657)	(10,290)
Other, net	2,997	(255)
Net cash used in investing activities	(14,660)	(10,545)
Cash flows from financing activities:
Payments to settle exchangeable notes	(47,677)	—
Proceeds from the settlement of exchangeable note hedges	32,058	—
Proceeds from issuance of common stock pursuant to stock-based awards	6,304	29,973
Withholding taxes paid on behalf of employees on net settled stock-based awards	(96,969)	(10,548)
Purchase of noncontrolling interests	(10,329)	—
Other, net	—	(730)
Net cash (used in) provided by financing activities	(116,613)	18,695
Total cash provided	101,244	110,458
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(4,197)	(3,930)
Net increase in cash, cash equivalents, and restricted cash	97,047	106,528
Cash, cash equivalents, and restricted cash at beginning of period	815,512	739,302
Cash, cash equivalents, and restricted cash at end of period	$912,559	$845,830

17

Earnings Per Share
The following tables set forth the computation of the basic and diluted earnings per share attributable to Match Group shareholders:

	Three Months Ended March 31,
	2022		2021
	Basic	Diluted	Basic	Diluted

	(In thousands, except per share data)
Numerator
Net earnings	$180,607	$180,607	$173,848	$173,848
Net (earnings) loss attributable to noncontrolling interests	(74)	(74)	402	402
Impact from subsidiaries’ dilutive securities	—	(98)	—	(467)
Interest on dilutive Exchangeable Senior Notes, net of tax	—	3,339	—	4,075
Net earnings attributable to Match Group, Inc. shareholders	$180,533	$183,774	$174,250	$177,858

Denominator
Weighted average basic shares outstanding	284,459	284,459	268,649	268,649
Dilutive securities	—	7,116	—	16,774
Dilutive shares from Exchangeable Senior Notes, if-converted	—	15,327	—	25,162
Denominator for earnings per share—weighted average shares	284,459	306,902	268,649	310,585

Earnings per share:
Earnings per share attributable to Match Group, Inc. shareholders	$0.63	$0.60	$0.65	$0.57

18

Trended Metrics

	2020				2021				2022	Year Ended December 31,
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	2020	2021

Revenue (in millions, rounding differences may occur)
Direct Revenue
Americas	$281.2	$298.7	$336.8	$331.2	$344.3	$374.4	$393.6	$399.8	$400.0	$1,248.0	$1,512.1
Europe	156.5	154.1	181.6	188.0	189.1	196.5	217.7	218.5	215.3	680.1	821.8
APAC and Other	97.1	94.0	109.8	115.7	121.9	123.4	174.4	169.3	168.5	416.6	589.0
Total Direct Revenue	534.8	546.7	628.3	634.9	655.2	694.3	785.7	787.6	783.8	2,344.7	2,922.9
Indirect Revenue	9.8	8.7	11.5	16.5	12.4	13.4	16.1	18.4	14.8	46.5	60.4
Total Revenue	$544.6	$555.5	$639.8	$651.4	$667.6	$707.8	$801.8	$806.1	$798.6	$2,391.3	$2,983.3

Payers (in thousands)
Americas	6,691	6,836	7,455	7,469	7,595	7,901	8,309	8,230	8,159	7,113	8,009
Europe	3,899	3,830	4,154	4,229	4,255	4,332	4,710	4,660	4,732	4,028	4,489
APAC and Other	2,417	2,339	2,417	2,463	2,567	2,736	3,284	3,359	3,443	2,409	2,987
Total Payers	13,007	13,005	14,026	14,161	14,417	14,969	16,303	16,249	16,334	13,550	15,485

RPP
Americas	$14.01	$14.56	$15.06	$14.78	$15.11	$15.79	$15.79	$16.19	$16.34	$14.62	$15.73
Europe	$13.38	$13.41	$14.57	$14.81	$14.81	$15.12	$15.41	$15.63	$15.17	$14.07	$15.25
APAC and Other	$13.39	$13.40	$15.15	$15.66	$15.83	$15.03	$17.71	$16.80	$16.32	$14.41	$16.43
Total RPP	$13.71	$14.01	$14.93	$14.95	$15.15	$15.46	$16.06	$16.16	$16.00	$14.42	$15.73
Note: Our ability to eliminate duplicate Payers at a brand level for periods prior to Q2 2020 is impacted by data privacy requirements which require that we anonymize data after 12 months, therefore Payer data for those periods is likely overstated. Additionally, as Payers is a component of the RPP calculation, RPP is likely commensurately understated for these same periods due to these data privacy limitations.

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Reconciliations of GAAP to Non-GAAP Measures
Reconciliation of Net Earnings to Adjusted Operating Income

	Three Months Ended March 31,
	2022	2021

	(Dollars in thousands)
Net earnings attributable to Match Group, Inc. shareholders	$180,533	$174,250
Add back:
Net earnings (loss) attributable to noncontrolling interests	74	(402)
Income tax benefit	(6,867)	(17,747)
Other (income) expense, net	(818)	1,319
Interest expense	34,896	31,838
Operating Income	207,818	189,258
Stock-based compensation expense	42,295	30,116
Depreciation	10,497	10,457
Amortization of intangibles	12,693	213
Adjusted Operating Income	$273,303	$230,044

Revenue	$798,631	$667,612
Operating income margin	26%	28%
Adjusted Operating Income margin	34%	34%
Reconciliation of Net Earnings to Adjusted Operating Income used in Leverage Ratios

Twelve months ended
3/31/2022

(In thousands)
Net earnings attributable to Match Group, Inc. shareholders	$284,006
Add back:
Net loss attributable to noncontrolling interests	(693)
Earnings from discontinued operations, net of tax	(509)
Income tax benefit	(9,017)
Other expense, net	462,901
Interest expense	133,551
Operating Income	870,239
Stock-based compensation expense	158,995
Depreciation	41,442
Amortization of intangibles	41,039
Adjusted Operating Income	$1,111,715

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Reconciliation of Operating Cash Flow to Free Cash Flow

	Three Months Ended March 31,
	2022	2021

	(In thousands)
Net cash provided by operating activities	$232,517	$102,308
Capital expenditures	(17,657)	(10,290)
Free Cash Flow	$214,860	$92,018

Reconciliation of Forecasted Operating Income to Adjusted Operating Income

Three Months Ended June 30, 2022

(In millions)
Operating Income	$212 to $217
Stock-based compensation expense	50
Depreciation and amortization of intangibles	23
Adjusted Operating Income	$285 to $290

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Reconciliation of GAAP Revenue to Non-GAAP Revenue, Excluding Foreign Exchange Effects

	Three Months Ended March 31,
	2022	$ Change	% Change	2021

	(Dollars in millions, rounding differences may occur)
Revenue, as reported	$798.6	$131.0	20%	$667.6
Foreign exchange effects	26.2
Revenue, excluding foreign exchange effects	$824.8	$157.2	24%	$667.6

Americas Direct Revenue, as reported	$400.0	$55.7	16%	$344.3
Foreign exchange effects	0.4
Americas Direct Revenue, excluding foreign exchange effects	$400.3	$56.1	16%	$344.3

Europe Direct Revenue, as reported	$215.3	$26.3	14%	$189.1
Foreign exchange effects	13.8
Europe Direct Revenue, excluding foreign exchange effects	$229.1	$40.1	21%	$189.1

APAC and Other Direct Revenue, as reported	$168.5	$46.7	38%	$121.9
Foreign exchange effects	11.8
APAC and Other Direct Revenue, excluding foreign exchange effects	$180.3	$58.4	48%	$121.9

Reconciliation of GAAP Revenue to Non-GAAP Revenue, Excluding Foreign Exchange Effects (Revenue Per Payer)

	Three Months Ended March 31,
	2022	$ Change	% Change	2021

RPP, as reported	$16.00	$0.85	6%	$15.15
Foreign exchange effects	0.52
RPP, excluding foreign exchange effects	$16.52	$1.37	9%	$15.15

Americas RPP, as reported	$16.34	$1.23	8%	$15.11
Foreign exchange effects	0.02
Americas RPP, excluding foreign exchange effects	$16.36	$1.25	8%	$15.11

Europe RPP, as reported	$15.17	0.36	2%	$14.81
Foreign exchange effects	0.97
Europe RPP, excluding foreign exchange effects	$16.14	$1.33	9%	$14.81

APAC and Other RPP, as reported	$16.32	$0.49	3%	$15.83
Foreign exchange effects	1.13
APAC and Other RPP, excluding foreign exchange effects	$17.45	$1.62	10%	$15.83

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Dilutive Securities
Match Group has various tranches of dilutive securities. The table below details these securities and their potentially dilutive impact (shares in millions; rounding differences may occur).

	Average Exercise Price	4/29/2022
Share Price		$79.71
Absolute Shares		285.6

Vested Options	$20.20	2.9
Unvested Options and Awards
Unvested Options	$33.69	0.1
RSUs and subsidiary denominated equity awards		5.4
Total Dilution - Unvested Options and Awards		5.5
Outstanding Warrants
Warrants expiring on January 1, 2023 (2.4 million outstanding)	$68.22	0.3
Warrants expiring on September 15, 2026 (6.6 million outstanding)	$134.76	—
Warrants expiring on April 15, 2030 (6.8 million outstanding)	$134.82	—
Total Dilution - Outstanding Warrants		0.3

Total Dilution		8.6
% Dilution		2.9%
Total Diluted Shares Outstanding		294.2
The dilutive securities presentation above is calculated using the methods and assumptions described below; these are different from GAAP dilution, which is calculated based on the treasury stock method.
Options — The table above assumes the option exercise price is used to repurchase Match Group shares.
RSUs and subsidiary denominated equity awards — The table above assumes RSUs are fully dilutive. All performance-based and market-based awards reflect the expected shares that will vest based on current performance or market estimates. The table assumes no change in the fair value estimate of the subsidiary denominated equity awards from the values used for GAAP purposes at March 31, 2022.
Exchangeable Senior Notes — The Company has three series of Exchangeable Senior Notes outstanding. In the event of an exchange, each series of Exchangeable Senior Notes can be settled in cash, shares, or a combination of cash and shares. At the time of each Exchangeable Senior Notes issuance, the Company purchased call options with a strike price equal to the exchange price of each series of Exchangeable Senior Notes (“Note Hedge”), which can be used to offset the dilution of each series of the Exchangeable Senior Notes. No dilution is reflected in the table above for any of the Exchangeable Senior Notes, of which only the 2022 Exchangeable Notes are currently exchangeable, because it is the Company’s intention to settle the Exchangeable Senior Notes with cash equal to the face amount of the notes; any shares issued would be offset by shares received upon exercise of the Note Hedge.
Warrants — At the time of the issuance of each series of Exchangeable Senior Notes, the Company also sold warrants for the number of shares with the strike prices reflected in the table above. The cash generated from the exercise of the warrants is assumed to be used to repurchase Match Group shares and the resulting net dilution, if any, is reflected in the table above.

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Non-GAAP Financial Measures
Match Group reports Adjusted Operating Income, Adjusted Operating Income Margin, Free Cash Flow, and Revenue Excluding Foreign Exchange Effects, all of which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). The Adjusted Operating Income, Adjusted Operating Income Margin, and Free Cash Flow measures are among the primary metrics by which we evaluate the performance of our business, on which our internal budget is based and by which management is compensated. Revenue Excluding Foreign Exchange Effects provides a comparable framework for assessing the performance of our business without the effect of exchange rate differences when compared to prior periods. We believe that investors should have access to the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Match Group endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which we describe below. Interim results are not necessarily indicative of the results that may be expected for a full year.
Definitions of Non-GAAP Measures
Adjusted Operating Income is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements, as applicable. We believe Adjusted Operating Income is useful to analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. The above items are excluded from our Adjusted Operating Income measure because they are non-cash in nature. Adjusted Operating Income has certain limitations because it excludes certain expenses.
Adjusted Operating Income Margin is defined as Adjusted Operating Income divided by revenues. We believe Adjusted Operating Income margin is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted Operating Income margin has certain limitations in that it does not take into account the impact to our consolidated statement of operations of certain expenses.
Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.
We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost importance to maximize cash – but our primary valuation metric is Adjusted Operating Income.
Revenue Excluding Foreign Exchange Effects is calculated by translating current period revenues using prior period exchange rates. The percentage change in Revenue Excluding Foreign Exchange Effects is calculated by determining the change in current period revenues over prior period revenues where current period revenues are translated using prior period exchange rates. We believe the impact of foreign exchange rates on Match Group, due to its global reach, may be an important factor in understanding period over period comparisons if movement in rates is significant. Since our results are reported in U.S. dollars, international revenues are favorably impacted as the U.S. dollar weakens relative to other currencies, and unfavorably impacted as the U.S. dollar strengthens relative to other currencies. We believe the presentation of revenue excluding foreign exchange effects in addition to reported revenue helps improve the ability to understand Match Group’s performance because it excludes the impact of foreign currency volatility that is not indicative of Match Group’s core operating results.

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Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures
Stock-based compensation expense consists principally of expense associated with the grants of stock options, RSUs, performance-based RSUs and market-based awards. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding using the treasury stock method; however, performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period). To the extent stock-based awards are settled on a net basis, we remit the required tax-withholding amounts from our current funds.
Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.
Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as customer lists, trade names and technology, are valued and amortized over their estimated lives. Value is also assigned to (i) acquired indefinite-lived intangible assets, which consist of trade names and trademarks, and (ii) goodwill, which are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.
Additional Definitions
Americas includes North America, Central America, South America, and the Caribbean islands.
Europe includes continental Europe, the British Isles, Iceland, Greenland, and Russia, but excludes Turkey (which is included in APAC and Other).
APAC and Other includes Asia, Australia, the Pacific islands, the Middle East, and Africa.
Direct Revenue is revenue that is received directly from end users of our services and includes both subscription and à la carte revenue.
Indirect Revenue is revenue that is not received directly from end users of our services, substantially all of which is advertising revenue.
Payers are unique users at a brand level in a given month from whom we earned Direct Revenue. When presented as a quarter-to-date or year-to-date value, Payers represents the average of the monthly values for the respective period presented. At a consolidated level, duplicate Payers may exist when we earn revenue from the same individual at multiple brands in a given month, as we are unable to identify unique individuals across brands in the Match Group portfolio.
Revenue Per Payer (“RPP”) is the average monthly revenue earned from a Payer and is Direct Revenue for a period divided by the Payers in the period, further divided by the number of months in the period.
Leverage on a gross basis is calculated as principal debt balance divided by Adjusted Operating Income for the period referenced.
Leverage on a net basis is calculated as principal debt balance less cash and cash equivalents and short-term investments divided by Adjusted Operating Income for the period referenced.

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Other Information
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This letter and our conference call, which will be held at 8:30 a.m. Eastern Time on May 4, 2022, may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are “forward looking statements.” The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: Match Group’s future financial performance, Match Group’s business prospects and strategy, anticipated trends, and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: competition, our ability to maintain user rates on our higher monetizing services, our ability to attract users to our services through cost-effective marketing and related efforts, foreign currency exchange rate fluctuations, our ability to distribute our services through third parties and offset related fees, the integrity and scalability of our systems and infrastructure (and those of third parties) and our ability to adapt ours to changes in a timely and cost-effective manner, our ability to protect our systems from cyberattacks and to protect personal and confidential user information, risks relating to certain of our international operations and acquisitions, certain risks relating to our relationship with IAC post-separation, the impact of the outbreak of COVID-19 coronavirus, the risks inherent in separating Match Group from IAC, including uncertainties related to, among other things, the expected benefits of the separation, any litigation arising out of or relating to the transaction, the tax treatment of the transaction, and the impact of the separation on the businesses of Match Group, and uncertainties related to the acquisition of Hyperconnect, including, among other things, the expected benefits of the transaction, any litigation arising out of or relating to the transaction, and the impact of the transaction on the businesses of Match Group. Certain of these and other risks and uncertainties are discussed in Match Group’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect Match Group’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of Match Group management as of the date of this letter. Match Group does not undertake to update these forward-looking statements.
About Match Group
Match Group (NASDAQ: MTCH), through its portfolio companies, is a leading provider of digital technologies designed to help people make meaningful connections. Our global portfolio of brands includes Tinder®, Match®, Hinge®, Meetic®, OkCupid®, Pairs™, PlentyOfFish®, OurTime®, Azar®, Hakuna Live™, and more, each built to increase our users’ likelihood of connecting with others. Through our trusted brands, we provide tailored services to meet the varying preferences of our users. Our services are available in over 40 languages to our users all over the world.
Contact Us

Bill Archer Match Group Investor Relations ir@match.com	Justine Sacco Match Group Corporate Communications matchgroupPR@match.com

Match Group 8750 North Central Expressway, Suite 1400, Dallas, TX 75231, (214) 576-9352 https://mtch.com

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